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                                                                    Exhibit 99.3

                                   [L-3 LOGO]

Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   Morgen-Walke Associates                         For Immediate Release
           Investors: Eric Boyriven
           Media: Evan Goetz
           212-850-5600

     L-3 COMMUNICATIONS INITIATES FULL REDEMPTION OF ALL OF ITS OUTSTANDING
                       10 3/8% SENIOR SUBORDINATED NOTES

NEW YORK, NY, June 25, 2002 - L-3 Communications Holdings, Inc. (NYSE: LLL), announced today that L-3 Communications Corporation, its wholly owned subsidiary, has initiated a full redemption of all of its outstanding 10 3/8% Senior Subordinated Notes due 2007. As of 5:00 p.m., New York City time, on Monday, June 24, 2002, the expiration date of the early tender period for the company's offer to purchase for cash any and all of its outstanding $225 million aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007, the company had received tenders of Notes from holders of $176,925,000 (or approximately 79%) of the $225,000,000 outstanding principal amount of the Notes pursuant to the Offer to Purchase, dated June 6, 2002, and the related letter of transmittal. All Notes not tendered in accordance with the offer to purchase will be redeemed on July 25, 2002 at a redemption price of 105.188% of the principal amount thereof, plus accrued and unpaid interest to July 25, 2002. On or before July 25, 2002, the Notes should be presented to The Bank of New York, as paying agent for the redemption, at the address set forth in the Notice of Redemption, dated June 25, 2002, sent that day to all registered holders.

Interest on the Notes will cease to accrue on and after July 25, 2002, and the only remaining right of holders of the Notes is to receive payment of the redemption price upon surrender to the paying agent, plus accrued and unpaid interest up to, but not including, July 25, 2002.

This press release shall not constitute a notice of redemption of the notes.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of Intelligence, Surveillance and Reconnaissance (ISR) products, secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected US government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.


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L-3 COMMUNICATIONS INITIATES FULL REDEMPTION OF SENIOR SUBORDINATED NOTES

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.

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